PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

Derby, VT	For immediate release
For more information contact: Richard C. White at (802)-334-7915

April 8, 2004	Derby, VT

     Community Bancorp., the parent company of Community National Bank, has reported earnings for the period ended March 31, 2004, of $763,842, or $0.20 per share, as compared to $909,056 or $0.24 per share for the same period a year ago.

     As of March 31, 2004, the Company reported assets of $327,006,418 with total loans of $204,746,443 and deposits of $274,674,491, compared to total assets of $305,354,450 as of March 31, 2003 with loans of $203,232,363 and deposits of $257,961,275.

     In commenting on the Company's growth and earnings performance, Chairman and CEO Richard White said that the first quarter of the year started off a little slower than last year in terms of loan activity, with fewer refinancings and somewhat lower loan demand. "As we enter our third year of very low interest rates we have found that many of our customers have already refinanced if they are going to," White said. "Furthermore, the prolonged low interest rate environment has had a negative impact on spreads as loans have been rewritten at lower rates. On the other hand, we have been pleased with our growth, year to year, particularly in Caledonia and Washington Counties," White added.

     The Company's Board of Directors has declared a cash dividend of $0.17 per share, payable May 1, 2004 to shareholders of record as of April 15, 2004.

     Community Bancorp.'s annual shareholders meeting is May 4, 2004 at 5:30 P.M. at the Elks Club in Derby.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.

Forward Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company's business or impose additional costs and regulatory requirements.